Exhibit 10.2

RenovoRx, Inc.

4546 El Camino Real, Suite B1

Los Altos, CA 94022

January 12, 2024

Re:	Extension of Offering/Placement Agent Participants

Thank you for your interest in the RenovoRx, Inc. (the “Company”) private placement offering (the “Offering”).

We are writing to inform you that pursuant to Section 2 of the Subscription Agreement for the Offering the Company has decided to extend the date by which the Minimum Offering Amount needs to be deposited in the Escrow Account for the Offering to January 26, 2024.

Additionally, we would like to inform you that associated persons of Paulson Investment Company, LLC, the Placement Agent for the Offering, will be making investments in the Offering on the same terms as investors. Any investments by associated persons of the Placement Agent will not be counted toward the Minimum Offering Amount and the Placement Agent will not receive any commissions or other fees in connection with such investments.

Thank you again for your interest in the Company.

Sincerely,

/s/ Shaun Bagai
Shaun Bagai
Chief Executive Officer and President
RenovoRx, Inc.